As filed with the Securities and Exchange Commission April 15, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WILLIAMS PIPELINE PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	26-0834035 (I.R.S. Employer Identification No.)
Williams Pipeline GP LLC
Long-Term Incentive Plan
(Full title of the plan)
James J. Bender
Williams Partners GP LLC
One Williams Center
Tulsa, Oklahoma 74172-0172
(918) 573-2000
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Lucy Schlauch
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80202
(303) 295-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate Offering	Amount of
Title of Securities To Be Registered	Registered (1)(2)	Per Unit (3)	Price	Registration Fee
Common units representing limited partnership interests	2,000,000	$17.90	$35,800,000	$1,407

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional number of common units which may become issuable to prevent dilution resulting from any split, dividend, recapitalization or other similar transactions.

(2)	Represents common units reserved for issuance under the Williams Pipeline GP LLC Long-Term Incentive Plan.

(3)	The registration fee for such common units was calculated in accordance with Rule 457(c) and (h) under the Securities Act and is based on the high and low prices of the common units as reported on the New York Stock Exchange on April 11, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Williams Pipeline Partners L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Williams Pipeline Partners L.P. (the “Partnership”) incorporates by reference in this registration statement the following documents and information previously filed with the Commission:
(1)	The prospectus as filed by the Partnership with the Commission (File No. 333-146015) pursuant to Rule 424(b)(4) of the Securities Act on January 18, 2008.

(2)	The current reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-33917) on January 24, 2008 (except for Item 7.01 thereof and the related exhibit), January 30, 2008, February 13, 2008 (except for Item 7.01 thereof and the related exhibit), and March 13, 2008.

(3)	The annual report on Form 10-K as filed by the Partnership with the Commission (File No. 001-33917) on February 29, 2008.

(4)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A (File No. 001-33917) as filed by the Partnership with the Commission on January 16, 2008, and any amendment or report filed for the purpose of updating that description.
     All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.

     Not applicable
Item 5. Interests of Named Experts and Counsel.
     Not applicable
Item 6. Indemnification of Directors and Officers.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 7.7(a) of the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership generally provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Partnership Agreement, (a) Williams Pipeline GP LLC (the “General Partner”), (b) any former General Partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner (including The Williams Companies, Inc. and its subsidiaries) or any Departing General Partner, (d) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the Partnership or its subsidiaries, the General Partner, a Departing General Partner or any affiliate thereof, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the Partnership or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units, the Omnibus Agreement or the Contribution, Conveyance and Assumption Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.

     Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the Assignees or any other Persons who have acquired interests in Partnership securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     The Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units provides for the indemnification of the directors and officers of the General Partner in certain circumstances by the underwriters.
     In addition, the Partnership Agreement provides that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, which insurance may include directors’ and officers’ liability insurance policies for the directors and officers of the General Partner.
     Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
+4.1	Amended and Restated Agreement of Limited Partnership of Williams Pipeline Partners L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to Williams Pipeline Partners L.P.’s current report on Form 8-K (File No. 001-33917) filed with the Commission on January 30, 2008).

+4.2	Amended and Restated Limited Liability Company Agreement of Williams Pipeline GP LLC (incorporated by reference to Exhibit 3.2 to Williams Pipeline Partners L.P.’s current report on Form 8-K (File No. 001-33917) filed with the Commission on January 30, 2008).

+4.3	Williams Pipeline GP LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Williams Pipeline Partners L.P.’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-146015) filed with the Commission on October 29, 2007).

+4.4	Form of Restricted Unit Grant Agreement (incorporated by reference to Exhibit 99.1 to Williams Pipeline Partners L.P.’s Current Report on Form 8-K (File No. 001-33917) filed with the Commission on March 14, 2008.

5.1	Opinion of Holland & Hart LLP with respect to legality of the securities.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Holland & Hart LLP (included as part of Exhibit 5.1).

Exhibit
Number	Description
24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on April 15, 2008.

WILLIAMS PIPELINE PARTNERS L.P.
By:	Williams Pipeline GP LLC, its general partner

By:	/s/ Donald R. Chappel
Donald R. Chappel
Chief Financial Officer

POWER OF ATTORNEY
     The undersigned directors and officers of Williams Pipeline GP LLC hereby constitute and appoint James J. Bender, Tami L. Carson, Donald R. Chappel, and Brian K. Shore, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven J. Malcolm Steven J. Malcolm	Principal Executive Officer, and Chairman of the Board	April 15, 2008

/s/ Donald R. Chappel Donald R. Chappel	Principal Financial Officer and Director	April 15, 2008

/s/ Phillip D. Wright Phillip D. Wright	Chief Operating Officer and Director	April 15, 2008

/s/ Rodney J. Sailor	Director	April 15, 2008
Rodney J. Sailor

/s/ Stephen C. Beasley	Director	April 15, 2008
Stephen C. Beasley

/s/ Emmitt C. House	Director	April 15, 2008
Emmitt C. House

EXHIBIT INDEX

Exhibit
Number	Description
+4.1	Amended and Restated Agreement of Limited Partnership of Williams Pipeline Partners L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to Williams Pipeline Partners L.P.’s current report on Form 8-K (File No. 001-33917) filed with the Commission on January 30, 2008).

+4.2	Amended and Restated Limited Liability Company Agreement of Williams Pipeline GP LLC (incorporated by reference to Exhibit 3.2 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-33917) filed with the Commission on January 30, 2008).

+4.3	Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC (incorporated by reference to Exhibit 10.5 to Williams Pipeline Partners L.P.’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-146015) filed with the Commission on October 29, 2007).

+4.4	Form of Restricted Unit Grant Agreement (incorporated by reference to Exhibit 99.1 to Williams Pipeline Partners L.P.’s Current Report on Form 8-K (File No. 001-33917) filed with the Commission on March 14, 2008.

5.1	Opinion of Holland & Hart LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Holland & Hart LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.